UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule §240.14a-12

FPA CAPITAL FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FPA CAPITAL FUND, INC. 11601 Wilshire Boulevard, Suite 1200 Los Angeles, California 90025

NOTICE OF ADJOURNMENT

WE NEED YOUR HELP

December 10, 2020

Dear Shareholder,

We need your help. The Special Meeting of Shareholders of your Fund, FPA Capital Fund, Inc., was adjourned until December 16, 2020 to provide shareholders who have not yet cast their proxy vote, more time to do so. Our records indicate that you have not yet cast your proxy voting instructions. It is critical that we receive your response so that we may proceed with the important business of the Fund.

PLEASE take a moment to cast your vote TODAY. We wish to avoid any further costs associated with following up on this matter.

As discussed in more detail in the proxy statement sent to you via hard copy or e-delivery, shareholders are being asked to vote on an Agreement and Plan of Reorganization. FPA Capital Fund’s Board of Directors and its investment adviser, FPA, believe that reorganizing the Fund into the Acquiring Fund is in the best interest of the Fund and its shareholders, as it will combine the strengths of two organizations. Specifically, FPA believes that the Reorganization will combine the expertise of the sub-adviser managing the Acquiring Fund using similar types of securities and implementing a similar investment strategy, with the experience and resources of FPA, will provide both FPA Capital Fund and the Acquiring Fund with greater potential to attract additional assets and will potentially allow shareholders to benefit from economies of scale. There is no increase in fees in connection with this proposal. The Board of Directors recommends that shareholders vote “FOR” the proposal.

For more information, please refer to the proxy statement, which can be found at https://vote.proxyonline.com/fpa/docs/CapitalFund2020.pdf. If you have any proxy related questions, or would like to cast your proxy vote by phone, please call 1-888-605-1957 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time. We very much appreciate your attention to this matter.

Sincerely,

J. Richard Atwood

President of FPA Capital Fund, Inc.

Four convenient voting methods…

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-888-605-1957. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time.

2. Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3. Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

4. Vote by mail: You may cast your vote by signing, dating, and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

NOBO/registered

FPA CAPITAL FUND, INC. 11601 Wilshire Boulevard, Suite 1200 Los Angeles, California 90025

NOTICE OF ADJOURNMENT

WE NEED YOUR HELP

December 10, 2020

Dear Shareholder,

We need your help. The Special Meeting of Shareholders of your Fund, FPA Capital Fund, Inc., was adjourned until December 16, 2020 to provide shareholders who have not yet cast their proxy vote, more time to do so. Our records indicate that you have not yet cast your proxy voting instructions. It is critical that we receive your response so that we may proceed with the important business of the Fund.

PLEASE take a moment to cast your vote TODAY. We wish to avoid any further costs associated with following up on this matter.

As discussed in more detail in the proxy statement sent to you via hard copy or e-delivery, shareholders are being asked to vote on an Agreement and Plan of Reorganization. FPA Capital Fund’s Board of Directors and its investment adviser, FPA, believe that reorganizing the Fund into the Acquiring Fund is in the best interest of the Fund and its shareholders, as it will combine the strengths of two organizations. Specifically, FPA believes that the Reorganization will combine the expertise of the sub-adviser managing the Acquiring Fund using similar types of securities and implementing a similar investment strategy, with the experience and resources of FPA, will provide both FPA Capital Fund and the Acquiring Fund with greater potential to attract additional assets and will potentially allow shareholders to benefit from economies of scale. There is no increase in fees in connection with this proposal. The Board of Directors recommends that shareholders vote “FOR” the proposal.

For more information, please refer to the proxy statement, which can be found at https://vote.proxyonline.com/fpa/docs/CapitalFund2020.pdf. If you have any proxy related questions, please call 1-888-605-1957 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time. We very much appreciate your attention to this matter.

Sincerely,

J. Richard Atwood

President of FPA Capital Fund, Inc.

Three convenient voting methods…

1. Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

2. Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

3. Vote by mail: You may cast your vote by signing, dating, and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

OBO